Exhibit 10.1
OWLET, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This Owlet, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2021 Incentive Award Plan (the “Plan”) and shall be effective upon approval by the Board of Directors of the Company (the “Board”). Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.

Cash Compensation

Annual retainers will be paid in the following amounts to eligible non-employee directors of the Company, as determined from time to time by the Board (“Non-Employee Directors”):

Board Service

Non-Employee Director	$32,500

Committee Service

Chair
Audit Committee Chair	$32,500

All annual retainers are additive and will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. If a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non- Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Equity Compensation

Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under the Plan and shall be evidenced by the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of Restricted Stock Units (as defined in the Plan) hereby are subject in all respects to the terms of the Plan.

Election to Receive Restricted Stock Units in Lieu of Cash Retainers

Each Non-Employee Director may elect to receive 100%, 75%, 50% or 0% of the Non-Employee Director’s cash compensation set forth above in the form of Restricted Stock Units in lieu of cash (a “Retainer Award Election”). At least 10 business days prior to the end of any calendar quarter, a Non-Employee Director who desires to make a Retainer Award Election shall make the Non- Employee Director’s Retainer Award Election with respect to the cash compensation otherwise payable to such Non-Employee Director for such calendar quarter and each subsequent calendar quarter (unless and until a new Retainer Award Election is made). The Retainer Award

Exhibit 10.1
Election shall be made pursuant to an election form provided by the Company and in compliance with the rules and policies as may be established by the Board from time to time. On the fifth business day following the end of a calendar quarter, each Non-Employee Director for whom a Retainer Award Election is in effect shall automatically be granted an award (a “Retainer Award”) comprised of that number of Restricted Stock Units calculated by dividing (a) the product of (i) the amount of the cash retainer earned by such Non-Employee Director during such calendar quarter multiplied times (ii) the percentage of cash compensation elected by such Non-Employee Director in the Retainer Award Election by (b) the 30 trading day average closing price of a share of the Company’s Class A common stock (“Common Stock”) as of the last trading day of the applicable calendar quarter, and rounding down to the nearest whole number.

Initial Awards

Each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date and on a date other than the date of an annual meeting of the Company’s stockholders shall automatically be granted, on the date of such initial election or appointment, an award (an “Initial Award”) comprised of that number of Restricted Stock Units calculated by dividing (a) the product of (i) $150,000 multiplied by (ii) a fraction, the numerator of which is the number of days remaining until the first anniversary of the annual meeting of the Company’s stockholders that immediately preceded such Non-Employee Director’s election or appointment and the denominator of which is 365, by (b) the 30 trading day average closing price of a share of Common Stock as of the date of appointment or election, and rounding down to the nearest whole number.

Annual Awards

A Non-Employee Director who will continue to serve as a Non-Employee Director immediately following any annual meeting of the Company’s stockholders, shall be automatically granted, on the date of such annual meeting, an award (an “Annual Award”) comprised of that number of Restricted Stock Units calculated by dividing (a) $150,000 by (b) the 30 trading day average closing price of a share of Common Stock as of the date of such annual meeting of the Company’s stockholders, and rounding down to the nearest whole number.

Vesting

Each Retainer Award shall be fully vested as of the date of grant. Each Initial Award and each Annual Award shall vest in full on the earlier of (A) the first anniversary of the date of grant or
(B) immediately prior to the next annual meeting of the Company’s stockholders after the date of grant, subject to the Non-Employee Director continuing to provide services to the Company through the applicable vesting date. Except as otherwise determined by the Board, no portion of an Initial Award or Annual Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board shall become vested.

Change in Control

Upon a Change in Control of the Company, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee

Exhibit 10.1

Director shall become fully vested and/or exercisable, irrespective of any other provisions of the agreement evidencing such Non-Employee Director’s equity award.

Reimbursements

The Company shall reimburse each Non-Employee Director for all reasonable, documented, out- of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

Approved by the Board on July 18, 2023
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